Exhibit 14



                                                                January 28, 2003



XM Satellite Radio Holdings Inc.
1500 Eckington Place, N.E.
Washington, D.C. 20002

                              Standstill Agreement

Ladies and Gentlemen:

                  The undersigned understands that, as part of the proposed "Concurrent Financing Transactions," as described in the Company's recent filings with the Securities and Exchange Commission and the related attachments and exhibits thereto, XM Satellite Radio Holdings Inc. (the "Company") will be seeking stockholder approval of an amendment to Article IV of the Company's restated certificate of incorporation to increase the number of authorized shares of Class A Common Stock to 600,000,000 (the "Amendment"). The undersigned further understands that certain stockholders of the Company have entered into an agreement to vote in favor of the Amendment.

                  As one of the likely beneficiaries of the Amendment, the undersigned hereby agrees that neither the undersigned nor any of its affiliates will take, or cause to be taken, any action, either directly or indirectly, to oppose or cause the defeat of the Amendment or cause the Company to take actions inconsistent with adoption of the Amendment, including, but not limited to, by means of one or more of the following:

                  (a) calling or participating in any manner in the calling of a special meeting of stockholders of the Company;
                  (b) initiating, becoming a participant in, or submitting any stockholder proposal to be voted upon at any meeting of stockholders of the Company;
                  (c) making, or in any way participating in, any "solicitation" of "proxies" or "consents" (as such terms are defined in Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to vote or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any securities of the Company;
                  (d) forming, joining in or in any way participating in a "group" (within the meaning of Section 13(d) of the Exchange Act) with respect to any voting securities of the Company;
                  (e) depositing voting securities of the Company into a voting trust or subjecting any such securities to voting agreements or granting any proxy with respect to any such securities to any person not designated by the Company; or
                  (f) entering into any discussions, negotiations, arrangements or understandings with or advising, assisting or encouraging any third party with respect to any of the foregoing.

                  Notwithstanding any other provision of this Standstill Agreement, nothing herein shall constitute an agreement by the undersigned or any of its affiliates with the Company or any other person or entity regarding how the undersigned or any of its affiliates will vote, in its and their capacity as stockholders of the Company (to the extent the undersigned and its affiliates hold any voting stock of the Company), with respect to the Amendment. The undersigned's obligations hereunder shall terminate upon the earlier of (i) the date the Amendment is filed with the Secretary of State of the State of Delaware and becomes effective, and (ii) August 31, 2003.

                  The  undersigned  understands  that the  Company  and  certain stockholders of the Company are relying on this Standstill Agreement in proceeding toward consummation of the proposed "Concurrent Financing Transactions."


                                   Sincerely,



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                                   By:
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                                   Name:
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                                   Title:
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